Exhibit 3.68

Exhibit 3.68

THIS AGREEMENT made as of the 23rd day of March, 1984.

BE1WEEN:

568561 SASKATCH AN LTD ., a body corporate, with registered office in the City of Regina, and carrying on business in the Province of Saskatchewan,

OF THE FIRST PART

- and -

5 69 314 SASKATCHEWAN LTD., a body corporate, with registered office in the City of Regina, and carrying on business in the Province of Saskatchewan,

OF THE SECOND PART

—

AGREEMENT

THIS AGREEMENT made as of the 23rd day of March, 1984.

TABLE OF CONTENTS

1. Commencement of Partnership

.

PAGE

1

2. Name and Purpose

3. Location of Office

. 2

. . 2

4. Bankers

. . 2

5. Capital . 3

6. Drawing Accounts . 4

7. Claim Against Other Partner

. 4

8’ Limitation on Partners

. 5

9.

10.

Liability of Partner •. 5

Personal Obligations of Partner •••••••••••••••••••••• 5

11.·Transfers of Interest

. 6·

12.

Financial Year-End

. 6

13.

Annual Audit

. 6

14.

Records and Accounts .’ . 7

15.

Manner of Execution of Contracts

. 8

16.

New Partner

. 8

17.

18.

19.

20.

Term . 9

Amendments and Modifications . 9

Governing Law ..•• . ••. . 10

Effect of Agreement . , . 10

THIS AGREEMENT made as of the Z3rd day of March, 1984.

BE’IWEEN:

568561 SASKATCHEWAN LTD., a body corporate, with registered office in the City of Regina, and carrying on business in the Province of Saskatchewan,

OF THE FIRST PART

- and -

569314 SASKATCHEWAN LTD., a body corporate, with registered office in the City of Regina, and carrying on business in the Province of Saskatchewan,

OF THE SECOND PART

WHEREAS the parties hereto desire to form a partnership in order to carry on the business of mining coal and for this purpose owning and operating mine related assets;

NOW THEREFORE IN CONSIDERATION of the mutual covenants herein contained the parties hereto agree as follows:

1. Commencement of Partnership

568561 Saskatchewan Ltd. and 569314 Saskatchewan Ltd. agree to enter into a partnership effect vie as of the date hereof upon and subject to the terms, conditions and stipulations set forth in this Agreement.

2. Name and Purpose

The name of the partnership shall be Poplar River Coal Mining Partnership and the business of the partnership shall be that of mining coal and for this purpose owning and operating mine related assets and all other business which can be carried on expediently or incidentally in connection with such business.

3. Location of Office

The head office of the partnership shall be at the City of Regina, in the Province of Saskatchewan or at such other place or places as the partners shall from time to time agree upon.

4. Bankers ·

The bank of the partnership shal l be The Bank of Nova

Scotia, Main Branch, Regina, Saskatchewan or such bank or banks as the partners shall from time to time agree upon. All cheques, drafts and other instruments and documents on behalf of the partnership shall be signed by, and only by, both of the partners or by such persons as are from time to time desi gnated in writing by both of the partners. All partnership money shall as and when received be paid and deposited with the bankers of the

Partnership to the credit of the partnership account.

5. Capital

It is agreed that:

(a) If at any time hereafter and from time to time capital and/or further capital is required for carrying on the business of the partnership such capital shall be advanced by the partners in equal shares provided and it is understood that if any partner shall with the consent of the other partner bring in additional capital or leave any

part of its profits in the business, the same shall be considered a debt to it from the partnership and shall bear interest at the Bank of Nova Scotia prime rate charged from time to time but the same shall not be drawn out except upon giving sixty (60) days. written notice; and it shall be bound to draw out the same on the notice given to it by the other partner and at the expiration of such period interest shall cease to be payable thereon. Subject to the foregoing, any and all capital of the partnership from t.ime to time belongs in equal shares to the partners.

(b) Profits of the partnership shall be divided equally between the partners; and

(c) The expenses and losses of the partnership in any one partnership year shall in the first place be paid out of the earnings of the partnership for that year and if such earnings shall be insufficient to PayPal l expenses and losses as aforesaid, the deficiency shall, unless otherwise agreed, be made up by the partners equally•.

6. Drawing Accounts

Each partner may draw on account of its profits such amount or amounts as may be agreed upon by the partners from time to time but i f at the periodical taking of accounts referred to herein, either partner has drawn out during the past year a sum exceeding the profits to which it is entitled, it shall repay the excess to the partnership.

7. Claim Against Other Partner

If at any time either of the partners is required t pay or becomes personally liable for more than its share of the partnership debts such partner shall have as against the other

Partner a right of recovery of the appropriate share of such payment or indemnification against such liability and the partner shall have for becoming liable for such debt a first lien or charge on the capital and all other interest and interests of the other partner in the partnership business.

8. Limitation on Partners

Neither partner, without the consent of the other partner, shall sign any promissory note or bill in the name of the partnership {other than a draft on a banker in the ordinary course of business), borrow money in the name of the partnership for partnership purposes, utilize collateral of the partnership as security, transfer partnership assets or compromise or release any of the claims or debts due to the partnership.

9. Liability of Partner

Any contract or liability entered into or incurred by either partner in contravention of this Agreement shall be at the risk of the partner, and the partnership shall be indemnified out of the offending partner’s separate property.

10, Personal Obligations of Partner

Each of the partners shall at all times duly discharge _ its separate debts, liabilities, obligations, duties and agreements whether present or future and keep indemnified and save harmless the partnership property and the other partner and its estate and efforts from all actions, proceedings, costs, claims and demands of every nature and kind whatsoever.

11. Transfers of Interest

Neither partner shall, without the prior consent in writing of the other, assign or encumber its share or interest in the partnership.

12. Financial Year-End

The fiscal year_ r-end of the partnership shall be detained at such date as the partners may mutal ly agree.

13. Annual Audit

The partners shall l by _mutual agreement appoint an auditor (herein referred to as the “Auditor”) and the Auditor shall, at the end of every partnership year, forthwith prepare a financial statement of the partnership based on information provided by the partners. For such purpose, the Auditor shall have access to all books of account and records and all vouchers, cherubs, papers and documents of or which may relate to the partnership business. A copy of the financial statement shall be furnished forthwith after preparation to each partner who shall be bound thereby unless one of the partners rejects the financial statement and notice thereof is given to the Auditor who prepared the same within thirty (30) days after the furnishing of a copy thereof as aforesaid, in which case the Auditor shall reconsider the financial statement and revise the same if the Auditor considers it necessary to do so provided that the Auditor shall have the sole and final decision as to whether any revision is necessary. Immediately after the aforesaid period of thirty (30) days or immediately after the revision of the financial statement by the Auditor or immediately after the Auditor has advised the objecting partner that he considers no revision is necessary in the Auditor’s opinion, as the case may be, the net profits, if any, shown by the profit and 1-o.ss account as modified by the Auditor’s report, if such is the case, shall, unless the partners otherwise agree, be divided equally between the partners.

14. Records and Accounts

Proper accounts shall be kept in books of all partnership transactions, and such books, together with all other documents connected with the partnership business, shall be kept at and not be removed from the principal place of business, and shall be accessible to each partner.

15. Manner of Execution of Contracts

Contracts, documents or instruments in writing requiring execution by the partnership may be signed by all of the partners and all contracts, documents or instruments in writing so signed shall be binding upon the partnership. The partnership may from time to time by resolution or instrument in writing, approved or executed by all of the partners, appoint any person or persons on behalf of the partnership either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

16. New Partner

The partners agree that additional partners, including limited partners, may be admitted to the partnership. In such case, a supplemental agreement, in terms satisfactory to the partners hereto, shall be executed by all partners, including the new partner, setting forth the contribution to partnership capital required of the new partner, the percentage interest of the new partner in the partnership, the adjusted percentage of interests in the partnership of all partners based on the contribution of the new partner, and the designation of the general partners and the limited partners in the partnership and the rights, duties and responsibilities of the gene al partners and limited partners in the partnership, if applicable. The supplemental agreement shall be attached to and form part of this Agreement.

17. Term

Notwithstanding anything contained herein, or any provisions of The Partnership Act of Saskatchewan which address the termination or dissolution of a partnership, or the withdrawal of existing partners, or the admission of new partners, the partners agree that the partnership shall survive for an indefinite term and no partner shall have any right to dissolve the partnership by serving the other partner with a notice of dissolution of the partnership.

18. Amendments and Modifications

If at any time during the continuation hereof the partners mutually agree that it is necessary or expedient to make any alteration in any article, clause, matter or thing herein contained, the partners may do so in writing, and all such alterations shall be adhered to and have the s e force and effect as if they had been originally embodied in and formed part of this Agreement.

19. Governing Law

The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the Province of Saskatchewan.

20, Effect of Agreement

This Agreement shall ensure to the benefit of and be binding upon the respective successors and assigns of each of the partners hereto.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year set forth above.

568561 SASKATCHEWAN LTD.

Per:

569314 SASKATCHEWAN LTD.